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         [ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP LETTERHEAD]

                                             July 16, 1998


New America Network, Inc.
572 U.S. Route 130
Hightstown, New Jersey 08520

Ladies and Gentlemen:

     We have acted as United States counsel to New America Network, Inc., its subsidiaries and affiliates ('NAI') in connection with (i) the distribution by Kranzco Realty Trust ('KRT') to its shareholders of approximately 70.2% of the outstanding stock of NAI, (ii) the distribution by NAI to its stockholders of rights to acquire additional shares of NAI, and (iii) the offer by NAI to certain executives and broker members of NAI of the right to purchase shares of NAI, all as more fully described in NAI's Registration Statement on Form S-1 (Registration Number 333-52745), as amended (the 'Registration Statement').

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of NAI and KRT, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of NAI and KRT and upon the representations, warranties and covenants of NAI and KRT.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     The statements under the caption 'Material United States Federal Tax Considerations' in the Registration Statement, subject to the limitations set forth therein, fairly summarize in all material respects the information described therein.

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New America Network, Inc.
July 16, 1998
Page 2


     The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opiniion of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.


                                                  Very truly yours,


                                                  /s/ Robinson Silverman Pearce
                                                      Aronsohn & Berman LLP
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